EXHIBIT 99.3


Keith Balderson
522-625 Howe St.
Vancouver, BC V6C 2T6
Canada



Browsesafe.com, Inc.
Suite 100 - 335 West 9th Street
Indianapolis, Indiana 46202-3003

Attention: Board of Directors



Dear Sirs,

     Please accept this letter as my resignation from the Board of Directors of Browsesafe.com, Inc. Effective immediately March 2, 2000.



Very Truly,

/s/ Keith Balderson

Keith Balderson